EXHIBIT 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES RECEIPT OF THE WADDELL RANCH PROPERTIES PROCEEDS

DALLAS, Texas, June 3, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) announces that proceeds for the Waddell Ranch Properties in the amount of $2,247,045 were received on May 31, 2024. These proceeds will be included in the June 2024 distribution calculation, together with proceeds from the Texas Royalty Properties, which will be announced on Monday, June 17, 2024.

Contrary to historical practice, Blackbeard Operating, LLC (“Blackbeard”), the operator of the Waddell Ranch Properties, did not provide the Trustee with any supporting documentation regarding production or pricing of the oil or natural gas products, or any information on any deductions from gross proceeds or capital expenditures with the funds transmitted to the Trust.

Trust Litigation. On May 8, 2024, the Trustee announced that it had initiated a lawsuit by filing a petition in the District Court of Tarrant County, Texas against Blackbeard, the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty.

Pursuant to the petition, the Trustee seeks to recover more than $15 million in damages to the Trust resulting from overhead costs and other expenses the Trustee alleges were impermissibly deducted from royalty payments to the Trust. The Trustee routinely engages in audits of the revenues and expenses with respect to the Trust’s royalty payments. In connection with its audit for the period from 2020-2022 the Trustee identified exceptions to certain expenses deducted from the Trust’s royalty payments, including among other things, incorrect overhead charges, application of overhead charges to non-producing wells, duplicate charges for services, materials and utilities as well as other expenses the Trustee alleges are ineligible charges. Attempts to resolve the disputed charges outside of court have been unsuccessful to date.

The 2023 Annual Report with Form 10-K, which includes the December 31, 2023, Reserve Summary, is posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839